Exhibit 5.4

[Albuquerque & Associados Letterhead]

March 2, 2009

General Maritime Corporation
299 Park Avenue
New York, New York 10171

Ladies and Gentlemen:

We have acted as special counsel to General Maritime Corporation, a corporation organized under the laws of the Republic of the Marshall Islands (the "Company"), in connection with the preparation and filing by the Company and certain of the Company’s subsidiaries which are co-registrants (the “Co-Registrants”) of a shelf Registration Statement on Form S-3 (the "Registration Statement") with the Securities and Exchange Commission relating to the offering from time to time, pursuant to Rule 415 under the Securities Act of 1933, as amended, of up to US$ 500,000,000.00 (seven hundred and fifty million dollars) aggregate public offering price of (i) debt securities, which may be issued pursuant to an indenture (the "Indenture"), as amended or supplemented from time to time, between the Company and the trustee named in the Indenture (the “Debt Securities”), (ii) shares of preferred stock of the Company, par value $0.01 per share (the “Preferred Stock”), (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”), as well as up to 8,128,612 shares of Common Stock which may be resold by selling shareholders, (iv) warrants to purchase securities of the Company (the “Warrants”), (v) rights to purchase securities of the Company (“Rights”), (vi) units issued by the Company comprised of any of the foregoing (the “Units”), and (vii) guarantees of the Debt Securities to be issued by one or more of the Co-Registrants (the “Guarantees” and, together with the Debt Securities, the Preferred Stock, the Common Stock, the Warrants, the Rights, and the Units, the “Securities”).

In rendering this opinion, we have reviewed copies of the following documents:

I.	the Registration Statement;

II.	the form of Indenture, which is governed by the laws of the State of New York; and

III.	the organizational and governing documents of one of the Co-Registrants listed on Schedule I hereto.

We have also made such inquiries and reviewed such other documents and records as we have deemed necessary or appropriate as a basis for our opinion. We have also examined and relied upon the statements, representations and certificates of officers or representatives of the Company, public officials and others.

Based on and subject to the foregoing, we advise you that, in our opinion, the Co-Registrant listed on Schedule I hereto has the power and authority, corporate or otherwise, to issue the Guarantees;

The opinion expressed above is subject to the following qualifications:
(a)	The granting of each of the Guarantees by the Portuguese Co-Registrant securing the Debt Securities is subject to a specific corporate approval by the Portuguese Co-Registrant’s corporate bodies;

(b)
The granting of guarantees by a Portuguese Co-Registrant may be subject to Stamp Duty, at a rate that may vary in accordance with the maximum secured amount and the term for which said guarantee is being issued.

We express no opinion as to any laws other than the laws of Portugal (the "Relevant Laws").

The opinion expressed herein is based upon the Relevant Laws and interpretations thereof in effect on the date hereof, and the facts and circumstances in existence on the date hereof, and we assume no obligation to revise or supplement this opinion letter should any such law or interpretation be changed by legislative action, judicial decision or otherwise or should there be any change in such facts or circumstances.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration Statement.  In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.  Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Sincerely,

/s/ Joao Salvador

Albuquerque & Associados

Schedule I
Portuguese Co-Registrant
(General Maritime Management (Portugal), Lda)

1.	Online excerpt from the Commercial Registry Office of Lisbon, as available on January 28, 2009.

2.	Updated by-laws of General Maritime Management (Portugal) Lda;

3.	Minute nº 47 of the Shareholder’s Meeting, held on January 31, 2009.